                                                          EXHIBIT 99.1

[WILLIAMS LETTERHEAD]


WILLIAMS DENIES ENRON-STYLE TRADING STRATEGIES

TULSA, Okla. - Williams' (NYSE:WMB) response today to the Federal Energy Regulatory Commission clearly demonstrates that it did not engage in Enron-style trading strategies as described in the commission's inquiry.

"It's not a surprise that in our extensive internal review that we didn't find any alleged Enron-style trading strategies because we are - and always have been
- very different from Enron," said Steve Malcolm, chairman, president and CEO. "We sell power in California that's produced in California, so we don't need to employ complicated strategies to compete. Our primary business is long-term management of energy supply risk and price risk.


"Throughout the time period, we closely monitored the evolving market and made every effort to participate in a way that was fair and legal. Williams does not have and it never has had strategies to engage in illegal or improper market behavior," Malcolm said. "In fact, Williams prohibited its traders from selling power outside California for resale into California for the purpose of evading the state's price caps even though we did not conclude that the activity was illegal."


The report does identify Williams-specific transactions amounting to a fraction of a percent of its overall trading volumes that have some of the characteristics described in the Enron memo but which were engaged in for entirely different reasons. Williams has provided the details of these transactions to FERC in the interest of full disclosure.


Specifically, Williams denied all activity that corresponds to alleged Enron trading strategies, except for the clearly legal "export of California power purchased from the California Power Exchange" for which the company cannot admit or deny because of the difficulty of determining actual physical flows of every megawatt hour of energy. Regardless, Williams said it did not engage in power exports to the detriment of meeting its commitments in the California power market.


Williams retained outside investigative experts to help review its power transactions during the past two years - a period during which it bought and sold hundreds of millions of megawatt hours of energy in California - in response to a request from FERC. On May 8, the commission ordered participants in the California power market in 2000 and 2001 to specifically "admit or deny" by May 22 whether they had participated in a number of alleged Enron trading strategies detailed in that company's internal memos.

The FERC has issued an order requesting additional information from market participants regarding so-called "round-trip" trading. Williams will comply with that new request by the May 31 deadline.


The complete text of the response Williams filed with FERC today is available as a download in the News & Media and Investor sections of www.williams.com.


Also, Williams will discuss its FERC response with investment analysts during a live, public webcast, scheduled for 11 a.m. Eastern today. Leading the call will be Bill Hobbs, president and CEO of Williams' energy marketing and trading group, and Andrew Sunderman, the marketing and trading group's senior vice president and chief financial officer.


The webcast is available directly from a link on the www.williams.com home page or in the News & Media and Investors sections of the website. [Direct link: www.shareholder.com/williams/medialist.cfm.] Replay will be available through June 22.

For those unable to access the Internet, a limited number of telephone lines will be available. Telephone participation in the call is available by dialing
(800) 810-0924 domestic, (913) 981-4900 international, five to 10 minutes prior to the conference start time. Telephone replay will be available through May 29 by dialing (888) 203-1112 domestic or (719) 457-0820 international; ID number is 640303.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.

                                      ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.